Exhibit 10.2

TUPPERWARE BRANDS CORPORATION
EXECUTIVE SEVERANCE PAY PLAN
(as amended and restated effective August 8, 2022)

Exhibit 10.2

TUPPERWARE BRANDS CORPORATION
EXECUTIVE SEVERANCE PAY PLAN

i

Article I
Introduction
Tupperware Brands Corporation (“Tupperware”) strives to provide steady employment for its executive officers. However, your employment with Tupperware Brands Corporation and its “Affiliates,” as such term is defined below (collectively, the “Company”) may be terminated in certain instances without “Cause” (as defined below), or you may resign from employment for “Good Reason” (as defined below). An “Affiliate” is a company or entity affiliated with Tupperware within the meaning of sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the “Code”). To help you through the period of seeking new employment, the Company offers this amended and restated Tupperware Brands Corporation Executive Severance Pay Plan (the “Plan”) to all eligible executive officers effective for qualifying terminations and resignations occurring on or after August 8, 2022 (the “Effective Date”), which replaces all previous plans with respect to such executive officers. The terms of the Plan as in effect prior to this amendment and restatement will continue to apply to qualifying terminations and resignations that occurred prior to the Effective Date.
The Plan is designed to provide certain executive officers whose employment has been terminated in qualifying circumstances with financial assistance for a specified period of time.
Severance pay is not automatic and is not intended to be a bonus or compensation for past service. All severance pay must be approved in advance in writing and in accordance with the provisions of the Plan.
If you have any questions about the Plan, please contact the Chief Human Resources Officer (or, if such position is vacant, the individual who holds the most senior position in the Tupperware Brands Corporation Human Resources Department (the “CHRO”)).

Exhibit 10.2
Article II
Eligibility
Section 1.1.In General. If you are an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or an executive vice president or senior vice president of the Company, who is paid on U.S. payroll, you will be eligible for benefits under the Plan beginning on your first day of employment with the Company (an “Eligible Employee”). You are not eligible for benefits under the Plan if you (a) are not paid on U.S. payroll, or (b) are a party to any agreement or arrangement with the Company (other than the Plan) which provides for severance or other termination payments or benefits. Notwithstanding the foregoing clause (b), if you are party to an agreement with the Company that provides for severance payments or benefits only in connection with a “Change of Control” or similar event (as such term is defined in such agreement), you will be eligible for benefits under the Plan if (but only if) your termination of employment occurs at a time that you would not be eligible for any payments or benefits under such agreement (for the avoidance of doubt, in no event will you be eligible to receive benefits under the Plan if you receive benefits under such agreement).
Section 1.2.Qualification. You qualify for severance pay under this Plan if you are an Eligible Employee and you satisfy all of the following conditions:
(a)The Company terminates your employment without Cause, or you resign from employment for Good Reason, in each case except as otherwise provided in Section 2.3 (each, a “Severance Event”);
(b)You execute and do not subsequently revoke a separation agreement and waiver and release of any claims that you may have against the Company and its affiliates in a form to be provided to you by Tupperware (the “Waiver and Release”), which must be executed and submitted to Tupperware and become irrevocable in accordance with its terms within 60 days after the Severance Event;
(c)You return all Company property by the deadline for submitting the Waiver and Release;
(d)You remain employed with the Company through the last day of employment identified by the Company; and
(e)You continue to comply with any applicable restrictive covenants in favor of the Company or its affiliates.
Section 1.3.Exclusions. Notwithstanding anything in this Plan to the contrary and even if your termination occurs coincident with or in proximity to a Severance Event, you do not qualify for severance pay under this Plan if you: (i) voluntarily resign without Good Reason; (ii) are terminated for Cause or due to “Disability” (as defined below); (iii) are unable to work due to death; or (iv) are temporarily laid off (as determined by the Tupperware Brands Corporation Compensation and Human Capital Committee (the “Committee”) in its sole discretion).
Additionally, notwithstanding anything in this Plan to the contrary, an Eligible Employee’s termination or resignation resulting from i) refusal to accept a position of similar status with the Company (as determined by the Committee in its sole discretion); ii) an intercompany transfer; or iii) the sale of a business or any part thereof (including a sale of Tupperware or any of its Affiliates), if the Eligible Employee is offered employment by the purchaser, shall not be considered a Severance Event, even if such termination would otherwise constitute a termination without Cause, or such resignation would otherwise comply with the provisions of Section 2.6.

Exhibit 10.2
Section 1.4.Disability. For purposes of this Plan, “Disability” shall be determined by the Plan Administrator and shall mean a disability as defined and determined under the Company’s short-term disability plan.
Section 1.5.Termination for Cause. For purposes of this Plan, termination for “Cause” shall be determined by the Plan Administrator and shall mean, with respect to a given Eligible Employee, termination by the Company of the Eligible Employee’s employment with the Company because of, but not limited to, one or more of the following:
(a)engagement in dishonesty, illegal conduct, or gross misconduct by the Eligible Employee;
(b)embezzlement, misappropriation, or fraud, whether or not related to employment with the Company, by the Eligible Employee;
(c)the Eligible Employee’s commission of or indictment, information or complaint for a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(d)material violation of the Company’s written policies or codes of conduct, including, but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct by the Eligible Employee, or any social media postings disparaging of the Company or any other disparagement of the Company;
(e)unauthorized disclosure of confidential information by the Eligible Employee;
(f)misconduct in the course of employment which seriously endangers the life, safety or property of the Company, other employees, or the general public by the Eligible Employee;
(g)engagement in negligence, misconduct, dishonesty, or other conduct that brings or is reasonably likely to bring the company negative publicity or into public disgrace, embarrassment, disrepute, or is otherwise injurious to the Company, monetarily or otherwise by the Eligible Employee;
(h)expiration of available leave of absence, failure to return from a leave of absence, or three (3) consecutive days of unexcused absence; or
(i)other just cause as determined by the Plan Administrator in its sole discretion.
Section 1.6.Resignation for Good Reason. For purposes of this Plan, resignation for “Good Reason” means, with respect to a given Eligible Employee, resignation by the Eligible Employee from employment with the Company within ninety (90) days of the initial existence of one of the conditions described below which occurs without the Eligible Employee’s consent:
(a)diminution in the Eligible Employee’s base salary of 10% or greater or bonus eligibility of 10% or greater unless there is a similar diminution to other Eligible Employee’s base salaries and/or bonuses;
(b)material diminution in the Eligible Employee’s authority, duties, or responsibilities provided that a change in title and/or reporting relationship does not constitute a material diminution in the Eligible Employee’s authority, duties, or responsibilities; or

Exhibit 10.2
(c)relocation of the Eligible Employee’s work location by more than fifty (50) miles from the principal location where the Eligible Employee works as of the Effective Date, which increases the Eligible Employee’s one-way commute.
In order to resign with Good Reason, the Eligible Employee must provide notice to the Company of the existence of the applicable condition described above within thirty (30) days of the initial existence of such condition, and the Company must have failed to cure such condition within sixty (60) days after receipt of the Eligible Employee’s notice. For the avoidance of doubt, any resignation or other voluntary termination from employment, including any classification of retirement, shall not be considered resignation for Good Reason.

Article III

Exhibit 10.2

Receiving Severance Pay
Section 1.1.Payment Amount. Provided you satisfy all of the conditions described in Section 2.2, you will earn severance pay in an amount based on your current “Pay” and position with the Company as shown in the chart below as of the date of the Severance Event (your “Severance”). The chart represents 100% of the Severance you will be eligible to receive.
Your “Pay” for purposes of the Plan is your weekly base salary rate as in effect on the date of the Severance Event. Your Pay does not include bonuses or other allowances or special pay.

	Chief Executive Officer	Other Eligible Employees
Weeks of Pay	104	52

Section 1.2.Time and Form of Payment. Your Severance will be paid to you in equal installments over a period equal to the number of weeks of Pay used to determine the amount of the Severance under the table in Section 3.1, on the same pay cycle (weekly, bi-weekly, etc., but no less frequently than monthly) as when you were actively working for the Company, commencing on the date of the Severance Event, provided that the first installment payment will be made on the 60th day following the Severance Event and will include payment of any installment payments that were otherwise due prior thereto.
Section 1.3.Offsets. To the extent legally permissible, and subject to Section 3.7 below, the Company reserves the right to offset against any Severance payable under the Plan any amounts you owe to the Company, including but not limited to amounts under expense reports, in an amount not to exceed $5,000.
Section 1.4.Tax Withholding. All payments and benefits under this Plan are considered taxable income and are subject to federal income tax, state income tax (if applicable), Social Security and Medicare withholding and any other withholding required by applicable federal, state or local laws.
Section 1.5.Reemployment. In the event you are re-employed by the Company, your Severance pay shall immediately cease, and you shall forfeit any amount of Severance pay not yet paid. If you become employed by another organization (which is not an Affiliate) while receiving Severance, then your Severance will continue to be paid to you (or if you die before all your Severance has been paid to you, to your beneficiary under the Company life insurance) at the same time and in the same form you were receiving such Severance prior to such employment (or your death) until the entire Severance amount is paid.
Section 1.6.Bonus. If you qualify for Severance under the Plan in accordance with the terms of Article II (including satisfying all of the conditions described in Section 2.2), and you participated in the Company’s Annual Incentive Program (the “AIP”) at the time of your Severance Event, you will also be eligible to receive (1) a bonus payment with respect to the prior year’s performance period under the AIP, if your employment is terminated after the end of the performance period, but prior to payment, with respect to that performance period, under the AIP, and (2) a pro-rated portion of your bonus under the AIP for the current performance period

Exhibit 10.2
in which your employment is terminated, with each of the payments under items (1) and/or (2) above to be paid in lump sum at the time that bonuses for the performance period under the AIP to which such payment relates are paid to similarly situated active executive officers of the Company (and in no event later than March 15 of the year next following the year in which the Severance Event occurred). The amount of your bonus under item (1), above, will be calculated based on the actual performance of the Company during the applicable performance period, and the amount of your pro-rated bonus under item (2), above, will be equal to the amount of bonus you would have received had you remained employed with the Company through the duration of the performance period, based on actual performance, multiplied by a fraction equal to the number of days you were employed with the Company during the applicable performance period over the total number of days in such performance period.
Section 1.7.Application of § 409A of the Code.
(a)    Payments under the Plan are intended to be exempt from section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “section 409A of the Code”) to the maximum extent possible under either the separation pay exemption pursuant to U.S. Treasury Regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to U.S. Treasury Regulation § 1.409A-1(b)(4) (or under any other exemption from section 409A of the Code) or, to the extent not exempt, to comply with section 409A of the Code, and this Plan shall be construed and interpreted accordingly. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers be liable for any tax, interest or penalty that may be imposed on any Eligible Employee by section 409A of the Code or damages for failing to comply with section 409A of the Code.
(b)    Each payment (including each installment payment) and benefit hereunder shall constitute a separate and distinct “separately identified” amount within the meaning of Treasury regulation § 1.409A-2(b)(2).
(c)    A termination of employment will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment that constitute “deferred compensation” subject to section 409A of the Code, unless such termination is also a “separation from service” within the meaning of section 409A of the Code, and, for purposes of any such provision, all references in this Plan to an Eligible Employee’s “termination”, “termination of employment” and like terms will mean the Eligible Employee’s “separation from service” with the Company.
(d)    Any other provision of this Plan to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to section 409A of the Code be subject to offset by any other amount unless otherwise permitted by section 409A of the Code.
(e)    To the extent that any payments or benefits under the Plan payable upon separation from service constitute “deferred compensation” subject to section 409A of the Code and, on the date of your termination of employment, you are a “specified employee” (within the meaning of section 409A(a)(2)(B)(i) of the Code, as determined by the Plan Administrator), then such payments and benefits shall be deferred until the earlier of (i) the first business day after the six-month anniversary of your termination of employment and (ii) the date of your death, or, if earlier, the earliest other date as is permitted under section 409A of the Code (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

Exhibit 10.2
Article IV
Applying For Your Benefit
If your employment is terminated by the Company in circumstances that qualify as a Severance Event and you become eligible to receive a benefit under the Plan, the CHRO will notify you.
In the event you believe that you are entitled to receive a benefit under the Plan and are not notified that you are entitled to a benefit under the Plan, contact the CHRO to file a claim for benefits (or the Chief Legal Officer if you are the CHRO). Such a claim must be filed within ninety (90) days following the latest date upon which payment could have been made to you in accordance with the terms of the Plan.

Exhibit 10.2
Article V
Administrative Information
Section 1.1.Plan Changes or Termination. No representations by anyone can extend the Company’s severance pay policies to provide for severance pay that is not covered by the Plan. Although the Company intends to continue the Plan, Tupperware reserves the right to amend or terminate the Plan at any time and for any reason. If your employment is terminated by the Company and you become eligible for benefits under the terms of the Plan, you will receive only those benefits available under the Plan on the date that your employment is terminated.
Section 1.2.No Employment Contract. The Plan is not to be construed as an employment contract, either express or implied. Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its affiliates, or interfere with or limit in any way any right of the Company to terminate any of its employees’ service at any time and for any reason (or no reason).
Section 1.3.Claims Procedures. You must follow the formal claims procedures set forth in this Section 5.3 when submitting a claim. Any claim for benefits must be submitted in writing to the CHRO within the applicable limitations period as described in Article IV of this Plan. Your written claim must include the following:
•an explanation of the nature of the claim,
•the facts supporting your claim,
•the amount claimed, and
•your name and mailing address.
If you file a claim for Plan benefits, you will receive a written or electronic notice of the benefit determination within 90 days after the CHRO receives your claim. If the CHRO determines that special circumstances require an extension of time to review your claim, you will be notified in writing of the required extension within the initial 90-day period, and the extension will not exceed an additional 90 days (for 180 days in total). Any notice of extension will describe the special circumstances requiring the extension and the expected date by which the CHRO will make a determination.
If the claim is denied in whole or in part, you will receive a notice of denial which will state the reasons for the denial, references to the Plan provisions on which the denial is based, a description of any additional information or material needed to support your claim and an explanation of why such information or material is necessary, and an explanation of the Plan’s appeals procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), after you have completed the formal claim and appeal process described in this Section 5.3.
If your claim is denied and you want to pursue your claim further, then you or your authorized representative may request a full and fair review of your denied claim by filing a written appeal with the Committee at the address provided below within 60 days after you receive a denial notice. Your appeal should request a review of your claim for benefits by the Committee, set forth all of the grounds upon which your request for review is based and any facts in support and set forth any issues or comments which you deem pertinent to your claim. Your appeal may include any additional information to support your claim, including any written comments,

Exhibit 10.2
documents, records and other information you wish to have considered with your written request for review, regardless of whether such information was submitted in your initial claim. As part of your appeal, you or your authorized representative have the right to request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits. The Committee has full responsibility and authority to review your appeal. The Committee will review your appeal within 60 days after you file your request and will notify you in writing or electronically of its final decision. If the Committee determines that special circumstances require an extension of time to review your appeal, you will receive a written or electronic notice of extension within the initial 60-day period, and the extension will not exceed 60 days (for 120 days in total). Any notice of extension will describe the special circumstances requiring the extension and the expected date by which the Committee will make its determination.
If your appeal is denied in whole or in part, the notice of denial will contain the specific reasons for the denial, references to the Plan provisions on which the denial is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, and a statement that you have the right to bring a civil action under section 502(a) of ERISA with respect to your claim.
If it is determined that you are entitled to any additional benefit under the Plan, such additional benefit shall be paid to you in a lump sum no later than the end of your first calendar year in which such determination is made.
No legal or equitable action under section 502 of ERISA may be commenced prior to exhaustion of the process described in this Section 5.3.
Section 1.1.Statute of Limitations. Except for actions to which the statute of limitations prescribed by section 413 of the ERISA applies,
•no legal or equitable action under section 502 of ERISA may be commenced later than one year after the date you receive a final decision from the Committee in response to your request for review of the adverse benefit determination pursuant to Section 5.3 of the Plan, and
•no other legal or equitable action involving the Plan may be commenced later than two years after the date the person bringing the action knew, or had reason to know, of the circumstances giving rise to the action.
This provision shall not bar the Plan or the Company from (i) recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or (ii) bringing any legal or equitable action against any party.
Section 1.2.Plan Forum for Legal Actions under the Plan. Any legal action involving the Plan that is brought by any participant, beneficiary or any other person must be litigated in the federal courts located in the Middle District of Florida and no other federal or state court.
Section 1.3.Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by any person or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by any person against the Plan, the Company, any Plan

Exhibit 10.2
fiduciary, the Plan Administrator (as defined below) or their respective affiliates or officers, directors, trustees, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.
Section 1.4.Applicable Law. The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Florida to the extent such laws have not been preempted by applicable federal law.
Section 1.5.Unfunded Plan. The Company will make all payments under the Plan from its general assets. Nothing contained in this Plan shall give any employee any right, title or interest in any property of the Company or any of its affiliates nor shall it create any trust relationship.
Section 1.6.Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.
Section 1.7.ERISA Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall have the following rights:
•the right to examine, without charge, at the office of the Plan Administrator and at other specified locations, such as your personnel office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and
•the right to obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and the latest summary plan description (the Plan Administrator may make a reasonable charge for the copies).
In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have the duty to do so prudently and in the interest of you and other participants and beneficiaries.
No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce these rights. For instance, if you request a copy of the Plan document or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day (or any other amount prescribed by applicable law) until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in federal court after you have exhausted the claims and appeal process (as described in Section 5.3). If you are

Exhibit 10.2
discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court.
The court will decide who pays court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact:
•your nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory; or
•the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Article VI

Exhibit 10.2

Other Plan Information
Section 1.8.Plan Sponsor/Employer.
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
A complete list of the employers participating in the Plan may be obtained by participants and beneficiaries upon written request to the Plan Administrator and is available for examination by participants and beneficiaries as required by law.
Section 1.9.Plan Sponsor Employer Identification Number. 36-4062333
Section 1.10.Plan Administrator. The “Plan Administrator” is the Committee, whose address and phone number is:
Tupperware Brands Corporation Compensation and Human Capital Committee
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
(407) 826-5050
The Plan Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA. The Plan Administrator has the discretionary authority to determine eligibility for benefits and to construe any and all terms of the Plan. The Plan Administrator shall have the power and discretion to determine all questions of fact and law arising in connection with the administration, interpretation and application of the Plan. Severance will be paid under this Plan only if the Plan Administrator decides in its discretion that a participant is entitled to such benefit, and any and all determinations by the Plan Administrator shall be conclusive and binding on all persons. The Plan Administrator may delegate its responsibilities among its members and may designate any person, partnership, corporation or another committee to carry out any of its responsibilities with respect to the Plan (in each case irrespective of whether such responsibilities are fiduciary or settlor in nature). The Plan Administrator has delegated to the CHRO the initial severance pay benefit determination and the authority to make determinations regarding claims for benefits to the CHRO.
Section 1.11.Plan Administrator Employer Identification Number. 59-3380262
Section 1.12.Plan Number. 511 - welfare plan/severance pay
Section 1.13.Agent for Service of Legal Process.
Chairperson, Compensation and Human Capital Committee
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
(407) 826-5050
Section 1.14.Plan Year. Plan records are kept on a calendar-year basis, from January 1 through December 31.

Exhibit 10.2
Section 1.15.Sources of Contributions to the Plan. All severance payment amounts, paid under the provisions of the Plan, are paid from the general assets of the Company.
Section 1.16.Claims Appeal Administrator.
Compensation and Human Capital Committee
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
(407) 826-5050